EXHIBIT 5.1

December 24, 2003

Board of Directors

Internap Network Services Corporation

250 Williams Street

Atlanta, Georgia 30303

Re: Internap Network Services Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel for Internap Network Services Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to (a) 21,000,000 shares (the “2002 Plan Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), to be issued in connection with the Internap Network Services Corporation 2002 Stock Compensation Plan (as amended, the “2002 Plan”), and (b) 3,000,000 shares (the “1999 Plan Shares”) of Common Stock to be issued in connection with the Internap Network Services Corporation 1999 Non-Employee Directors’ Stock Option Plan (as amended, the “1999 Plan”). The 2002 Plan Shares and the 1999 Plan Shares are referred to herein collectively as the “Shares.”

As such counsel, I have examined and relied upon such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials.

The opinions expressed herein are limited in all respects to the corporate law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the other limitations and qualifications set forth herein, I am of the opinion that the Shares have been duly authorized and, when issued as contemplated by the 2002 Plan and the 1999 Plan, as the case may be, will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts and circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished or relied upon by any person or entity for any purpose without our prior written consent.

I consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Walter G. DeSocio

Walter G. DeSocio